UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2012

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description contained in Item 2.03 below is hereby incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The description contained in Item 2.03 below is hereby incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 17, 2012, First American Financial Corporation (the “Company”) entered into a senior secured credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”) in its capacity as administrative agent and the lenders party thereto. The credit agreement is comprised of a $600 million revolving credit facility. Unless terminated earlier, the revolving loan commitments will terminate on April 17, 2016.

The agreement replaces the Company’s $400 million senior secured credit agreement dated as of April 12, 2010, which was terminated immediately prior to entry into the new agreement. In connection with the closing, the Company paid off the $200 million outstanding balance under the prior agreement and borrowed $200 million under the new agreement. Proceeds under the credit agreement may be used for general corporate purposes.

The Company’s obligations under the credit agreement are originally guaranteed by the following Company subsidiaries: First American Data Co., LLC, First American Data Tree LLC, Data Trace Information Services LLC and Smart Title Solutions LLC (collectively with any future guarantors under the facility, the “Guarantors”).

To secure the obligations of the Company and the Guarantors (collectively, the “Loan Parties”) under the credit agreement, the Company and certain other Loan Parties entered into a pledge agreement (the “Pledge Agreement”) with JPMorgan in its capacity as collateral agent (the “Collateral Agent”) and, pursuant thereto, pledged fifty percent of the equity interests of each of the Guarantors and a nine percent equity interest in First American Title Insurance Company. The security will be released in the event that, and remain released for as long as, the Company’s long-term issuer rating or long-term counterparty credit rating (the “Debt Rating”) is BBB- or higher by Standard & Poor’s Ratings Group (“S&P”) and Baa3 or higher by Moody’s Investor Service, Inc. (“Moody’s”).

In the event that the Debt Rating by S&P is below BBB- (or there is no Debt Rating from S&P) and, in addition, such rating by Moody’s is lower than Baa3 (or there is no Debt Rating from Moody’s), then the loan commitments are subject to mandatory reduction from (a) 50 percent of the net proceeds of certain equity issuances by any Loan Party, and (b) 50 percent of the net proceeds of certain debt incurred or issued by any Loan Party, provided that the commitment reductions described above are only required to the extent necessary to reduce the total loan commitments to $300 million. The Company is only required to prepay loans to the extent that, after giving effect to any mandatory commitment reduction, the aggregate principal amount of all outstanding loans exceeds the remaining total loan commitments.

At the Company’s election, borrowings under the credit agreement bear interest at (a) a base rate plus an applicable spread or (b) an adjusted LIBO rate plus an applicable spread. The base rate is generally the greatest of (x) 0.50 percent in excess of the federal funds rate, (y) JPMorgan’s prime rate, and (z) one-month LIBOR plus one percent. The adjusted LIBO rate is generally LIBOR times JPMorgan’s statutory reserve rate for Eurocurrency funding. The applicable spread varies depending upon the Debt Rating assigned by Moody’s and S&P. The minimum applicable spread for base rate borrowings is 0.75 percent and the maximum is 1.50 percent. The minimum applicable spread for adjusted LIBO rate borrowings is 1.75 percent and the maximum is 2.50 percent. The Company may select interest periods of one, two, three or six months or (if agreed to by all lenders) such other number of months for Eurodollar borrowings of loans.

The credit agreement includes representations and warranties, reporting covenants, affirmative covenants, negative covenants, financial covenants and events of default customary for financings of this type. Upon the occurrence of an event of default the lenders may accelerate the loans and the Collateral Agent may exercise remedies under the collateral documents. Upon the occurrence of certain insolvency and bankruptcy events of default the loans will automatically accelerate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: April 20, 2012	By:	/s/ Kenneth D. DeGiorgio
	Name:	Kenneth D. DeGiorgio
	Title:	Executive Vice President

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